    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 6, 1996

                                          REGISTRATION STATEMENT NO. 333-10949

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                              AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------

                          MOLTEN METAL TECHNOLOGY, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                            52-1659959
   (State or other jurisdiction                             (I.R.S. Employer
of incorporation or organization)                          Identification No.)

                             400-2 TOTTEN POND ROAD
                          WALTHAM, MASSACHUSETTS 02154
                                 (617) 487-9700

   (Address, including zip code, and telephone number, including area code of
                   Registrant's principal executive offices)

                       -----------------------------------

                              WILLIAM M. HANEY, III
                     CHAIRMAN OF THE BOARD OF DIRECTORS AND
                             CHIEF EXECUTIVE OFFICER
                          MOLTEN METAL TECHNOLOGY, INC.
                             400-2 Totten Pond Road
                          Waltham, Massachusetts 02154
                                 (617) 487-9700

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          ----------------------------

                                 with a copy to:

                              ETHAN E. JACKS, ESQ.
                       Vice President and General Counsel
                          MOLTEN METAL TECHNOLOGY, INC.
                             400-2 Totten Pond Road
                          Waltham, Massachusetts 02154
                                 (617) 487-9700

                          ----------------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

                          ----------------------------

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                                               CALCULATION OF REGISTRATION FEE
====================================================================================================================================

  Title of Each Class of                               Proposed Maximum Offering       Proposed Maximum             Amount of
Securities Being Registered   Amount to be Registered    Price Per Security(1)     Aggregate Offering Price(1)  Registration  Fee(2)
------------------------------------------------------------------------------------------------------------------------------------
    5-1/2% Convertible
Subordinated Notes Due 2006      $142,750,000.00             $142,750,000.00            $142,750,000.00              $49,225.00
------------------------------------------------------------------------------------------------------------------------------------
       Common Stock              3,683,871 shares(3)               (4)                        (4)                        (4)
====================================================================================================================================

(1)  Estimated solely for purposes of determining the registration fee.
(2) Filing fee computed pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act"), based on the principal amount of the Notes offered hereby.
(3) Represents the number of shares of Common Stock into which the Notes are convertible, based upon the initial conversion price of $38.75 per share. To the extent that additional shares of Common Stock become issuable upon conversion of the Notes, such additional shares also are being registered hereby.
(4) Pursuant to Rule 457(i) under the Securities Act, no additional registration fee is payable with respect to the shares of Common Stock into which the Notes are convertible.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                          MOLTEN METAL TECHNOLOGY, INC.

  CROSS REFERENCE SHEET BETWEEN ITEMS IN PART I OF FORM S-3 AND THE PROSPECTUS

                        REGISTRATION STATEMENT
                        ITEM NUMBER AND CAPTION                              CAPTION IN PROSPECTUS
                        -----------------------                              ---------------------

1.   Forepart of the Registration Statement and Outside Front
     Cover Page of Prospectus .......................................        Outside Front Cover Page of Prospectus

2.   Inside Front and Outside Back Cover Pages of
     Prospectus .....................................................        Inside Front and Outside Back Cover Pages
                                                                             of Prospectus

3.   Summary Information, Risk Factors and Ratio of
     Earnings to Fixed Charges ......................................        Risk Factors; Selected Consolidated Financial Data

4.   Use of Proceeds ................................................        Use of Proceeds

5.   Determination of Offering Price ................................        Outside Front Cover Page of Prospectus

6.   Dilution  ......................................................        Not Applicable

7.   Selling Security-Holders .......................................        Selling Holders

8.   Plan of Distribution ...........................................        Outside Front Cover Page of Prospectus;
                                                                             Plan of Distribution

9.   Description of Securities to be Registered .....................        Outside Front Cover Page of Prospectus;
                                                                             Description of Notes; Description of Capital
                                                                             Stock

10.  Interests of Named Experts and Counsel .........................        Legal Matters; Experts


11.  Material Changes ...............................................        Recent Developments


12.  Incorporation of Certain Documents by Reference   ..............        Inside Front Cover Page of Prospectus

13.  Disclosure of Commission Position on Indemnification
     for Securities Act Liabilities .................................        Not Applicable

                  SUBJECT TO COMPLETION DATED DECEMBER 6, 1996



INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                                                                    PROSPECTUS

                                  $142,750,000

                         [MOLTEN METAL TECHNOLOGY LOGO]

                 5-1/2% Convertible Subordinated Notes Due 2006


     This Prospectus relates to the 5-1/2% Convertible Subordinated Notes Due

2006 (the "Notes") of Molten Metal Technology, Inc. ("MMT" or the "Company") and the shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issuable upon conversion of the Notes. The Notes were issued and sold May 1, 1996 and May 9, 1996 (the "Original Offering") in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons reasonably believed by Lazard Freres & Co. LLC, Alex. Brown & Sons Incorporated and Oppenheminer & Co., Inc., as the initial purchasers of the Notes (collectively, the "Initial Purchasers"), to be "qualified institutional buyers" (as defined by Rule 144A under the Securities
Act), other institutional "accredited investors" (as defined in Rule 501(a)(2),
(3) or (7) under the Securities Act) or in transactions complying with Regulation S under the Securities Act. The Notes (other than Notes originally sold pursuant to Regulation S) and the Common Stock issuable upon conversion thereof (collectively, the "Securities") may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Holders") pursuant to this Prospectus. The Registration Statement of which this Prospectus is a part has been filed with the Securities and Exchange Commission pursuant to a registration rights agreement dated as of April 25, 1996 (the "Registration Rights Agreement") between the Company and the Initial Purchasers, entered into in connection with the Original Offering.


     The Notes will mature on May 1, 2006. Interest on the Notes will be paid semiannually on May 1 and November 1 of each year, commencing November 1, 1996. The Notes are convertible, at the option of the holder thereof, at any time after 90 days following the date of original issuance thereof and prior to maturity, unless previously redeemed, into shares of Common Stock at a conversion price of $38.75 per share, subject to adjustment in certain events. On August 23, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market (symbol "MLTN") was $31.75 per share.

     The Notes are redeemable, in whole or in part, at the option of the Company, at any time on and after May 1, 1999, at the redemption prices set forth herein together with accrued interest. A Note also will be subject to redemption, at the option of the Company, in whole but not in part, at any time, at 100% of their principal amount plus accrued interest in the event of certain changes affecting U.S. taxes applicable to such Note. The Notes do not provide for any sinking fund. Upon a Change of Control (as defined) or in the event the Common Stock is no longer publicly traded, holders of the Notes will have the right, subject to certain restrictions and conditions, to require the Company to purchase all or any part of the Notes at a purchase price equal to 100% of the principal amount thereof together with accrued and unpaid interest to the date of purchase. See "Description of the Notes -- Repurchase Rights."

     The Notes are unsecured obligations of the Company and are subordinate in right of payment to all existing and future Senior Debt (as defined) of the Company.

     The Securities may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Securities in respect of which this Prospectus is being delivered and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus. The Selling Holders and broker-dealers, agents or underwriters which participate in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

     The Selling Holders will receive all of the net proceeds from the sale of the Securities and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Securities. The Company is responsible for the payment of all other expenses incident to the offer and sale of the Securities.

                              --------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Prospectus is _________________, 1996.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 5th Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 5th Street, N.W., Washington, D.C. 20549. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document, if any, filed as an exhibit to the Registration Statement on Form S-3 of which this Prospectus is a part, each such statement being qualified in all respects by such reference.

         The Company has agreed to distribute to holders of the Notes reports, information and documents specified in Section 13 or 15(d) of the Exchange Act, so long as the Notes are outstanding, whether or not the Company is subject to such informational requirements of the Exchange Act. While any Notes remain outstanding, the Company will make available, upon request, to any holder of the Notes, the information required by Rule 144(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to the Company, Investor Relations at 400-2 Totten Pond Road, Waltham, Massachusetts 02154 (Telephone No.
(617) 487-9700).

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents are incorporated in this Prospectus by reference:


         The Company's Annual Report on Form 10-K for the Company's fiscal year ended December 31, 1995 filed with the Securities and Exchange Commission pursuant to Section 13 of the Exchange Act, as amended.

         The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, as amended.

         The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, as amended.

         The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.



         The Company's Current Reports on Form 8-K dated April 19, 1996, April 29, 1996 and July 2, 1996.

         The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act dated December 24, 1992, including any amendment or report filed for the purpose of amending such description.

         All documents filed by the Company with the Commission after the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering of Common Stock covered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

         The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on request, a copy of any or all of the documents referred to herein that have been incorporated by reference, other than exhibits to such documents. Requests for such copies should be directed to Investor Relations, Molten Metal Technology, Inc., 400-2 Totten Pond Road, Waltham, MA 02154 (Telephone No. (617) 487-9700).

         No person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, any Selling Holder or any of the Initial Purchasers. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall in any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

         The documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, including statements regarding, among other items, (i) the Company's growth strategies; (ii) anticipated trends in the Company's business; (iii) the Company's plans to construct CEP plants; and (iv) the Company's ability to enter into contracts with potential customers and joint venture partners. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of various factors including, among others (i) the effect of environmental regulation, (ii) the availability of markets for recovered materials, (iii) future capital needs, (iv) dependence on certain customers, and (v) competition. In addition, these and other factors are discussed in Exhibit 99.1 to the Company's Current Report on Form 8-K, filed with the Commission on July 2, 1996 (which discussion is hereby incorporated by reference herein). In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in any such documents will in fact transpire.

                                   THE COMPANY

         The Company is an environmental technology company engaged in the commercialization and continued development of its innovative, proprietary processing technology known as Catalytic Extraction Processing ("CEP"). The core of CEP is a molten metal bath operating at approximately 3,000(degree)F into which hazardous, non-hazardous and radioactive wastes and industrial by-products can be injected. The catalytic and solvent effect of the molten metal bath causes these waste feedstocks to dissociate into their constituent elements and dissolve into the molten metal. The addition of various selected chemicals ("reactants") to the molten metal enables reformation and recovery of products ("Elemental Recycling(TM)") for re-use as a raw material by the feedstock generator or for sale to other users. MMT believes that the primary market for its CEP technology will be on-site systems integrated into existing commercial and government facilities. MMT intends primarily to own and operate commercial CEP systems either by itself or through joint ventures, and to license its technology to industrial partners, commercial customers, and government agencies under arrangements which provide for up-front license fees and on-going tolling or license fees based upon the volume of feedstocks processed and the sale of recovered products.

         The technology underlying CEP was initially developed by a founder of the Company and a member of its Technical Advisory Board in connection with their efforts to develop a means of capturing additional energy and material value in the steelmaking process. The two original patents underlying CEP were transferred to the Company in 1990, shortly after its founding. The Company has further developed the CEP technology to address the requirements of regulators and potential customers. As of December 1995, the Company owned 67 patents relating to CEP. The first two commercial CEP units were "commissioned" (mechanically complete at customer sites and turned over to operations) in late 1995. The Company currently is developing various applications of its CEP technology to address its target markets. In each market, the Company has entered into a partnership or collaborative arrangement with industry leaders, including Lockheed Martin Corporation ("LMC"), Westinghouse Electric Corporation and Hoechst Celanese Corporation, and is negotiating a joint venture arrangement with Nichimen Corporation and NKK Plant Engineering Corporation.

         For the initial commercialization of CEP, MMT has identified three markets where it believes CEP offers the greatest immediate value and meets pressing customer needs: (i) commercial low-level radioactive waste; (ii) U.S. government waste; and (iii) industrial hazardous waste, including applications for chlorinated waste streams and the conversion of waste streams into industrial gasses. In the commercial low-level radioactive waste sector, MMT estimates that over three million cubic feet of waste is generated annually in the United States by more than 1,300 generators, including nuclear power plants and medical and research facilities. In the U.S. government market, MMT estimates that the United States Department of Energy ("DOE") and the Department of Defense ("DoD") together spend nearly $8 billion annually on waste management and cleanup programs, making the U.S. government the world's largest consumer of environmental goods and services. The industrial waste sector includes hazardous wastes as well as non-hazardous wastes and byproducts. Based on data obtained from the United States Environmental Protection Agency ("EPA"), MMT estimates that over 300 million tons of waste generated annually in the United States are classified as hazardous or toxic under the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), or the Toxic Substance Control Act. In addition to the U.S. hazardous waste market, MMT is targeting the international market for processing solid waste incinerator ash and discarded automobile components.

         In order to further demonstrate CEP's Elemental Recycling capability on a variety of prospective customer feedstocks, MMT has constructed a research, development, testing and demonstration facility in Fall River, Massachusetts that is equipped with several commercial-scale CEP systems (the "Fall River Facility"). Since February 1993, through internally and customer-funded technical development programs, the Company has demonstrated CEP's ability to dissociate feedstocks and recover products in laboratory, bench-scale, pilot-scale and commercial-scale trials in its Fall River Facility.

         The Company currently is developing various applications for its CEP technology for particular classes of wastes. Quantum-CEP(TM) has been developed to process radioactive wastes and mixed wastes (containing both radioactive and hazardous constituents). Current commercialization programs for Quantum-CEP are focused on applications for low-level radioactive and mixed waste. Quantum-CEP dissociates hazardous and toxic materials, while separating and containing radioactive elements in a stable, self-shielding form suitable for storage or final disposal. This results in a substantial reduction in the volume of radioactive materials requiring storage or disposal, in addition to the potential recycling benefits. Other applications being developed by the Company include Cerex-

CEP(TM) for the processing of halogenated inorganic waste streams and the recovery of metals, Hyco-CEP(TM) for the conversion of organic waste streams into industrial gasses and Halo-CEP(TM) for the processing of halogenated organic waste streams and the recovery of acids. In each case, these CEP applications use a molten metal bath to separate waste compounds into their elemental constituents and reconfigure the elements into potential gaseous, ceramic, and metal products.

         The Company has its principal executive offices at 400-2 Totten Pond Road, Waltham, MA 02154. The telephone number of said offices is (617) 487-9700.


                               RECENT DEVELOPMENTS

         Award of DOE Mixed Waste Contract. On August 12, 1996, M4 announced that it had signed a $2.2 million contract with the DOE to conduct proof-of-process studies using Q-CEP(TM) on two mixed hazardous and radioactive waste streams. The tests will be conducted at M4's Technology Center. Under the terms of the cost share contract, the DOE will pay 67% of the cost and M4 will pay the remaining 33%.

         Hanford Tanked Waste Clean Up. On September 26, 1996. The Company announced that the DOE had chosen a technical team led by LMC to employ Q-CEP for the clean up of the tanked waste site in Hanford, Washington. The DOE awarded two contracts for Phase I of the clean up. The LMC team includes Numatec, Fluor Daniel, Duke Engineering and Services, Babcock & Wilcox, Nukem Nuclear Technologies, Los Alamos Technical Associates, AEA Technology, OHM Remediation Services and M4. Phase IA of the program covers the first 20 months of the program and includes a $27 million award to each team to prove the efficacy of their processes. Phase IB covers waste processing of less than 10% of the stockpile at Hanford over a five to seven year period.

         Expansion of M4 License. In September 1996, the Company, LMC and M4 entered into an agreement which expanded M4's CEP license to include the demilitarization of Japanese chemical weapons. In return for the expansion of the license, the Company will receive a $5 million initial payment. The Company also will receive an additional $3.5 million upon completion of a technical demonstration by the Company of the processing of one or more munition shells containing surrogates of Japanese chemical weapons. In addition, the Company will receive an ongoing eight percent royalty on gross revenues of M4 or any of its sublicensees from any activities related to the demilitarization of Japanese chemical weapons, and will be paid other fees for construction of CEP systems, supply of spare parts, and training.

         SEG. During the third quarter of 1996, the Company signed a letter of intent to become full owner of the waste-processing facility it jointly owns with Scientific Ecology Group, Inc. ("SEG") in Oak Ridge, Tennessee. SEG is a wholly-owned subsidiary of Westinghouse Electric Corporation. The facility is designed to process radioactive ion exchange resins from nuclear power plants. Under the terms of the letter of intent, the Company is negotiating to acquire SEG's half of the facility and certain associated waste-handling assets. The acquisition contemplated by the letter of intent is subject to a number of conditions, including the receipt of required permits and the negotiation and execution of definitive agreements. There can be no assurances that the parties will be able to negotiate mutually acceptable agreements to consummate the proposed transaction.

         Nichimen/NKP. On November 12, 1996, the Company announced that it had signed a definitive agreement to form a joint venture (the "JV") with two Japanese companies, Nichimen Corporation ("Nichimen") and NKK Plant Engineering Corporation ("NKP"). Subject to final approval from the Japanese government and the boards of Nichimen and NKP, the agreement secures exclusive rights for the JV to introduce the Company's CEP technology to the Japanese municipal incinerator ash market. Under the agreement, MMT will own 49% of the JV, will receive a two percent royalty on all revenues, and will receive a $12.5 million licensing fee, to be paid from the profits of the JV. In accordance with the agreement, the JV expects to purchase a minimum of 29 CEP systems from MMT over the first ten years of the JV's operations, including an initial CEP system to be delivered in the first quarter of 1998. As noted above, the relationship contemplated by this agreement is subject to receipt of certain approvals, and no assurances can be made that such approvals will be obtained.

         Stock Buyback Announcement. On October 22, 1996, the Company announced that its board of directors had approved a stock repurchase program of up to two million shares of the Company's common stock, or approximately 8.5% of its common stock outstanding. Under the program, the Company may buy back stock from time to time, subject to prevailing market conditions. Purchases may be made on the open market or in privately negotiated transactions. The Company's goal is to complete this repurchase program within one year. The Company intends to fund these share repurchases from its working capital.

         Restructuring. On November 12, 1996, the Company also announced that as part of a restructuring to more efficiently pursue opportunities in its priority markets, it would eliminate 58 (out of 480) positions, primarily at the Company's corporate headquarters in Waltham, Massachusetts. Most of the eliminations are staff positions from finance and administration, sales and marketing, and government and regulatory affairs. The Company, however, will continue hiring to fill positions critical to meeting the Company's technology delivery schedule. Even after the streamlining initiative, the Company's total workforce has increased by more than 50% since the beginning of 1996.

                                  RISK FACTORS

         An investment in the Securities offered by this Prospectus involves a high degree of risk. Accordingly, prospective investors should consider carefully the following risk factors, in addition to the other information concerning the Company and its business contained in this Prospectus, before purchasing the Securities offered hereby.


         Uncertainty of Future Profitability. The Company had net income of $354,789 for the year ended December 31, 1995 and a net loss of $1,008,379 for the nine months ended September 30, 1996. Prior to 1995, the Company has had losses in each of the preceding years since its incorporation. Losses have resulted principally from costs incurred in connection with research and development activities and from costs associated with the Company's administrative and marketing activities. A significant portion of the Company's revenues consisted of technology transfer and success fees from M4 Environmental L.P., the Company's joint venture with LMC ("M4") (approximately $9,000,000 in 1995 and $13,083,000 for the nine months ended September 30, 1996) which could decline in future periods. In addition, the Company currently recognizes its share of the revenues (approximately $834,000 in 1995 and $5,494,000 for the nine months ended September 30, 1996), but not the expenses, of M4 in accordance with the terms of its agreements with LMC.


         The Company's future profitability is dependent upon its ability to successfully commercialize its CEP technology. There can be no assurance that the Company will generate sufficient revenue to pay interest and principal on the Notes or to achieve continued profitability.

         Uncertainty of Market Acceptance. The Company's CEP technology is a new technology for which there is no established market. There can be no assurance that feedstock generators will view the Company's CEP process as an economically and environmentally acceptable means of disposing of their hazardous and non-hazardous wastes and industrial by-products, which could result in the Company experiencing difficulty in selling its CEP systems. Moreover, there can be no assurance that the economic terms under which generators may be willing to use the Company's CEP process will be profitable to the Company. In addition, a particular generator may be subject to environmental regulation unique to its location which may affect its ability to use CEP.

         Initial Commercialization Stage. To date, the testing of CEP largely has been limited to trials conducted under controlled testing conditions. Certain commercial-scale tests of CEP have been conducted and the Company has developed computer simulations which it uses to model and predict various CEP system functions. The Company currently is conducting start-up operations and testing at the Scientific Ecology Group, Inc. facility in Oak Ridge, Tennessee and at the M4 Technology Center. However, no demonstration has yet been made that a commercial CEP system, once installed and operated at a customer's location, will process such customer's feedstock and recover commodity and specialty products of commercial quality and in significant quantities. There can be no assurance that the Company will be able to operate CEP systems on a sustained basis in commercial-scale use or that such systems can be operated profitably. In addition, the Company may experience problems associated with the engineering, construction and scale-up of its CEP systems, including cost overruns and start-up delays resulting from technical or mechanical problems.

         Reliance on Environmental Regulation. Federal, state and local environmental legislation and regulations require substantial expenditures and impose liabilities for noncompliance. Environmental laws and regulations are, and will continue to be, a principal factor affecting demand for the systems and services being developed or offered by the Company. The level of enforcement activities by federal, state and local environmental protection agencies and changes in regulations will also affect demand. Any changes in these regulations which increase compliance standards may require MMT to change or improve the CEP technology to meet more stringent regulatory requirements. To the extent that the burdens of complying with such laws and regulations may be eased, the demand for the Company's services could be materially adversely affected. In addition, international environmental regulations and enforcement of such regulations vary by country and are subject to changes which may adversely affect the Company's operations and its ability to commercialize its CEP technology internationally.

         Availability of Markets for Recovered Materials. CEP has been designed to perform Elemental Recycling. There can be no assurance, however, that the Company's CEP process will be successful in recovering materials in a form that is commercially usable or saleable or that the Company would not be materially adversely affected by a decrease in the demand for the recovered materials.

         Potential Environmental Liability. The Company's business exposes it to the risk that harmful substances such as hazardous or toxic wastes or radioactive materials will escape into the environment and cause substantial damages or injuries. The Company's operations at the Fall River Facility and potential ownership or operation of CEP systems expose it to possible liability for investigation and clean-up costs under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and RCRA and to possible liability under RCRA for violations of requirements applicable to the generation, transportation, treatment, storage and disposal of hazardous waste. In addition, the Company may be exposed to certain environmental risks resulting from the actions of its customers. Although the Company maintains general liability insurance, this insurance is subject to coverage limits and generally excludes coverage for losses or liabilities relating to environmental damage or pollution. The Company has obtained environmental impairment liability insurance for its Fall River Facility in compliance with applicable state and federal regulatory standards. Although the Company has developed plans to conduct its operations prudently and to structure its relationships with customers and contractors in a manner so as to minimize its exposure to environmental risks, the Company could be materially adversely affected by a claim that is not covered or only partially covered by insurance.

         Regulatory Status of Operations. The Company and its customers operate in a highly regulated environment and certain of the operations at the Fall River Facility and at individual facilities at which CEP systems will be integrated will be required to have federal, state and local government permits and approvals. Any of these permits or approvals may be subject to denial, revocation or modification under various circumstances. Failure to obtain or comply with the conditions of permits or approvals may adversely affect the introduction or operation of the Company's CEP systems and may subject the Company to penalties. The Company's ability to satisfy permitting requirements for a particular CEP system, including the Fall River Facility, does not assure that permitting requirements for other CEP systems will be more easily satisfied, if at all. In addition, if new environmental legislation or regulations are enacted or existing legislation or regulations are amended or are interpreted or enforced differently, the Company or its customers may be required to obtain additional operating permits or approvals. There can be no assurance that the Company will meet all of the applicable regulatory requirements.

         Future Capital Needs. The Company will require substantial funds to construct the commercial CEP systems that it anticipates it will own and operate, to continue its development activities and to fund further operations at its Fall River Facility. The amount and timing of the Company's expenditures and the Company's future capital requirements could vary significantly and will depend on certain factors, many of which are not within the Company's control, including customers' willingness to finance, own and operate their CEP systems; the terms of any collaborative arrangements entered into by the Company; the progress of the Company's development of CEP; the nature and timing of permits required for CEP systems; and the availability of alternative sources of financing. In the event that the Company elects to pursue an operations plan at a location or in a manner that would require a RCRA Part B storage permit, the permit application and approval process could potentially require substantial additional expenditures of capital. There can be no assurance that such financing will be available or, if available, that it will be on favorable terms.

         Dependence on Certain Customers. During the year ended December 31, 1995, revenue from M4 accounted for approximately 69% of the Company's total revenue. The Company anticipates that a substantial portion of its revenue for 1996 also will be from M4 and variations from this expectation could have a material effect on 1996 revenue. Also during 1995, revenue from the DOE accounted for approximately 30% of the Company's total revenue, and the Company anticipates that a substantial portion of its revenue for 1996 also will be from the DOE. Failure to reach agreement with the DOE regarding additional funding could have a material effect on 1996 revenue and results of operations.

         Dependence on Collaborative Relationships. The Company's future success may depend, in part, on its collaborative relationships.

         Importance of United States Government Market and Risks of Government Contracting. The Company anticipates that a significant portion of the market for CEP systems will be United States government agencies such as the DOE and the DoD. The Company's existing government contracts can generally be canceled, delayed or modified at the sole option of the government and are generally subject to annual funding limitations and public sector financing constraints. The Company believes that any future government contracts will be structured similarly. In addition, under the terms of future government contracts, if any, the Company may be required to grant the federal government greater rights with respect to the Company's intellectual property than the Company would grant private parties. As a result of engaging in the government contracting business, the Company has been and will in the future be subject to audits, and may be subject to investigation, by government agencies. The Company also faces the risks associated with such contracting, which could include substantial civil and criminal fines and penalties. In addition to potential damage to the Company's business reputation, the failure by the Company to comply with the terms of any of its government contracts could result in the Company's suspension or debarment from future government contracts for a significant period of time. The fines and penalties that could result from noncompliance with appropriate standards and regulations, or the Company's suspension or debarment, could have a material adverse effect on the Company's business, particularly in light of the increasing importance to the Company of work for various government agencies.

         Competition. The Company anticipates that the initial market for CEP will be the hazardous and non-hazardous waste and industrial by-products treatment and disposal market, which is characterized by several large companies and numerous small companies. Existing technologies may prove more cost-effective than CEP, or new technologies which are superior to those of the Company may be developed. In addition, the Company and its customers will compete with other producers of raw materials and recycled products for the sale of products recovered from the CEP process. Many of the Company's competitors are large companies with substantially greater financial resources than the Company. To the extent these competitors offer comparable services or products at lower prices or of higher quality, or more cost-effective waste disposal alternatives, the Company's ability to compete effectively could be adversely affected.

         Unpredictability of Patent Protection and Proprietary Technology. The Company's success depends, in part, on its ability to obtain additional patents, protect the patents which it owns, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. There can be no assurance that any of the Company's pending patent applications will be approved, that the Company will develop additional proprietary processes that are patentable, that any patents issued or licensed to the Company will provide the Company with competitive advantages or will not be challenged by third parties or that the patents of others will not have an adverse effect on the ability of the Company to conduct its business. Furthermore, there can be no assurance that others will not independently develop similar or superior technologies, duplicate any of the Company's processes or design around the patented processes developed by the Company. It is possible the Company may need to acquire licenses to, or to contest the validity of, issued or pending patents of third parties relating to the Company's technology. There can be no assurance that any license under such patents would be made available to the Company on acceptable terms, if at all, or that the Company would prevail in any such contest. In addition, the Company could incur substantial costs in defending itself in suits brought against the Company on its patents or in bringing suits against other parties.

         In addition to patent protection, the Company also relies on trade secrets, proprietary know-how and technology which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.


         Dependence on Key Management and Qualified Personnel. The Company is highly dependent upon the efforts of its senior management and scientific staff. The Company maintains key man insurance in the amount of $1.0 million on the lives of each of William M. Haney, III, Chairman of the Board of Directors and Chief Executive Officer, and Dr. Christopher J. Nagel, Vice President, Fundamentals/Founding Scientist . The Company is the sole beneficiary of these policies, but the proceeds of such policies may not be adequate to compensate the Company for the loss of either individual. The loss of the services of one or more of these individuals may have a material adverse effect upon the Company.



         The Company's future success will depend in large part upon its ability to attract and retain further highly skilled scientific, managerial, manufacturing and marketing personnel. The Company faces competition for hiring such personnel from other companies, research and academic institutions, government entities and other organizations. With the exception of William M. Haney, III, Eugene Berman, Vice President of Government and External Affairs, and G. Earl McConchie, Vice President, Chemicals and Plastics Business, the Company does not have any employment agreements with any of its executive officers for a specific time. There can be no assurance that the Company will continue to be successful in attracting and retaining such personnel.


         Lack of Established Market. The Notes are a new issue of securities with no established trading market. Although the Initial Purchasers have advised the Company that they each currently intend to make a market in the Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice, at their sole discretion. The Company does not intend to apply for listing of the Notes on any securities exchange. Accordingly, there can be no assurance as to development of a market for the Notes or as to the liquidity of any market that may develop. Moreover, to the extent that they trade at all, the Notes may trade at a discount from their stated principal.

         Possible Volatility of Share Price. There has been a history of volatility in the market prices for securities of emerging growth companies such as the Company, which volatility often has been unrelated to or disproportionately impacted by the operating performance of such companies. There can be no assurance that the market for the Notes and Common Stock issuable upon conversion thereof will not be subject to similar fluctuations. Factors such as announcements of technological developments, sales of waste treatment or disposal systems or status of collaborative agreements of the Company or its competitors, government regulatory action, public concern as to the safety of products developed by the Company, patent or proprietary rights developments and market conditions in general could have a significant impact on the future market price of the Company's securities, including the Notes and Common Stock.

                                 USE OF PROCEEDS

         All of the Securities offered hereby are being offered by the Selling Holders. The Selling Holders will receive all of the net proceeds from the Securities sold pursuant to this Prospectus.

                           PRICE RANGE OF COMMON STOCK

         Since February 10, 1993, the first day of trading for the Common Stock, the Common Stock has traded on the Nasdaq National Market under the symbol "MLTN." The following table sets forth, for the periods indicated, the high and low sale prices per share of the Common Stock as reported by the Nasdaq National Market.


                                                             HIGH         LOW
                                                             PRICE        PRICE
                                                             -----        -----

YEAR ENDING DECEMBER 31, 1994
     First Quarter ..............................            $31.00       $19.63
     Second Quarter .............................            $25.38       $16.50
     Third Quarter ..............................            $25.75       $16.50
     Fourth Quarter .............................            $23.25       $16.00

YEAR ENDING DECEMBER 31, 1995
     First Quarter ..............................            $19.25       $13.75
     Second Quarter .............................            $26.25       $15.75
     Third Quarter ..............................            $33.25       $21.00
     Fourth Quarter .............................            $41.25       $27.50

YEAR ENDING DECEMBER 31, 1996
     First Quarter ..............................            $40.25       $29.75
     Second Quarter .............................            $36.50       $28.00
     Third Quarter ..............................            $34.63       $21.75
     Fourth Quarter (through December 2, 1996)...            $33.25       $11.50




         On December 2, 1996, the last sale price of the Common Stock, as reported by the Nasdaq National Market, was $14.25 per share. As of December 2, 1996, there were 860 holders of record of the Common Stock.


                                 DIVIDEND POLICY

         The Company has never declared or paid cash dividends on its Common Stock and does not anticipate doing so in the foreseeable future.

                                 CAPITALIZATION

         The following table sets forth the current portion of long-term debt and the actual capitalization of the Company as of September 30, 1996, which reflects the issuance of $143,750,000 principal amount of Notes on May 1, 1996.

                                                                  SEPTEMBER 30, 1996
                                                                  ------------------

Current portion of long-term debt ............................       $     176,158
5-1/2% Convertible Subordinated Notes Due 2006 ...............         143,750,000
Other long-term debt, excluding current portion ..............          22,759,459
                                                                     -------------
                                                                       166,685,617
                                                                     -------------

Stockholders' equity:
  Preferred stock, $.01 par value, 3,000 shares authorized;
     no shares issued or outstanding .........................                --
  Common stock, $.01 par value, 100,000,000 shares authorized;
     23,528,050 shares issued and outstanding ................             235,280
  Additional paid-in capital .................................         159,922,399
  Valuation allowance for short-term investments .............            (777,564)
  Accumulated deficit ........................................         (37,647,326)
                                                                     -------------
       Total stockholders' equity ............................         121,732,789
                                                                     -------------

       Total capitalization ..................................       $ 288,418,406
                                                                     =============

                      SELECTED CONSOLIDATED FINANCIAL DATA


                                                                                 YEAR ENDED DECEMBER 31,
                                                     ----------------------------------------------------------------------------
                                                          1991            1992            1993            1994            1995
                                                          ----            ----            ----            ----            ----
STATEMENT OF OPERATIONS DATA

Revenue ..........................................   $  1,960,379    $  2,526,327    $  4,721,953    $ 14,398,829    $ 44,181,398
Operating expenses:
    Cost of revenue ..............................      1,177,693       2,172,399       2,205,316      11,057,163      34,901,904
    Research and development .....................        574,775       4,208,319      10,837,484      14,417,327      10,986,234
    Selling, general and administrative ..........      1,117,190       4,133,270       5,661,953       7,132,256       2,877,371
                                                     ------------    ------------    ------------    ------------    ------------
                                                        2,869,658      10,513,988      18,704,753      32,606,746      48,765,509

Equity income from affiliate .....................           --              --              --              --           834,294
                                                     ------------    ------------    ------------    ------------    ------------
Income (loss) from operations ....................       (909,279)     (7,987,661)    (13,982,800)    (18,207,917)     (3,749,817)


Interest income ..................................        323,590         400,559       1,861,077       4,376,403       5,559,690
Interest expense .................................        (17,500)        (15,972)       (160,233)       (737,741)     (1,455,084)
                                                     ------------    ------------    ------------    ------------    ------------
 Net income (loss)  ..............................   $   (603,189)   $ (7,603,074)   $(12,281,956)   $(14,569,255)   $    354,789
                                                     ============    ============    ============    ============    ============

 Net income (loss) per share(1)  .................   $      (0.05)   $      (0.59)   $      (0.69)   $      (0.67)   $       0.01
                                                     ============    ============    ============    ============    ============

Weighted average common and common equivalent
    shares outstanding ...........................     12,652,353      12,843,220      17,811,830      21,904,213      24,710,423
                                                     ============    ============    ============    ============    ============

Supplementary net loss per share (1) .............   $      (0.04)   $      (0.52)   $      (0.67)
                                                     ============    ============    ============

Supplementary weighted average
    common shares outstanding ....................     14,319,018      14,509,887      18,293,320
                                                     ============    ============    ============

Ratio of earnings to fixed charges (2) ...........           --              --              --              --              --


                                                    NINE MONTHS ENDED SEPTEMBER 30,
                                                    -------------------------------
                                                         1995            1996
                                                         ----            ----
STATEMENT OF OPERATIONS DATA

Revenue ..........................................    $24,322,363     $58,377,042
Operating expenses:
    Cost of revenue ..............................     18,231,107      42,542,565
    Research and development .....................      8,444,883      14,191,206
    Selling, general and administrative ..........      3,500,225      10,201,741
                                                      -----------     -----------
                                                       30,176,215      66,935,512

Equity income from affiliate .....................        665,890       5,494,214
                                                      -----------     -----------
Income (loss) from operations ....................     (5,187,962)     (3,064,256)


Interest income ..................................      4,212,736       6,431,691
Interest expense .................................     (1,248,935)     (4,375,814)
                                                      -----------     -----------
 Net income (loss)  ..............................    $(2,224,161)    $(1,008,379)
                                                      ===========     ===========

 Net income (loss) per share(1)  .................    $     (0.10)    $     (0.04)
                                                      ===========     ===========

Weighted average common and common equivalent
    shares outstanding ...........................     22,282,540      23,230,088
                                                      ===========     ===========



                                                                                         DECEMBER 31,
                                                     ------------------------------------------------------------------------------
                                                           1991            1992            1993           1994             1995
                                                           ----            ----            ----           ----             ----
BALANCE SHEET DATA
Working capital ..................................   $   4,229,318   $     (72,876)   $ 103,689,795   $  95,318,381   $  89,306,823
Total assets .....................................       6,141,265      11,523,176      123,628,053     135,541,524     153,336,001
Long-term liabilities, less current maturities (3)       2,174,586       3,538,531        3,625,427      24,549,733      26,818,466
Convertible preferred stock ......................          50,000          72,727             --              --              --
Accumulated deficit ..............................      (2,539,451)    (10,142,525)     (22,424,481)    (36,993,736)    (36,638,947)
Stockholders' equity .............................       2,672,795       5,264,679      116,333,308     102,135,257     109,908,656


                                                                       SEPTEMBER 30,
                                                                           1996
                                                                       -------------
BALANCE SHEET DATA
Working capital ..................................                      $209,715,703
Total assets .....................................                       313,592,227
Long-term liabilities, less current maturities (3)                       174,790,218
Convertible preferred stock ......................                                --
Accumulated deficit ..............................                       (37,647,326)
Stockholders' equity .............................                       121,732,789



(1) Net income (loss) per share is determined by dividing the weighted average number of common and common equivalent shares outstanding during the period. Common share equivalents consist of common stock which may be issuable upon exercise of outstanding stock options and warrants. Common share equivalents have been excluded from weighted average number of common shares in loss periods since their effect is anti-dilutive. It was a condition of the Company's initial public offering, which occurred in February 1993, that all the preferred stock be converted into common stock. The net loss per share information for the year ended December 31, 1993 has been calculated to reflect the conversion of preferred stock as of its actual date of conversion. Supplementary net loss per share information is presented to reflect the conversion of preferred stock as if it occurred on the later of the first day of the period or the date of issuance of the preferred-stock.



(2) For purposes of computing the ratio of earnings to fixed charges, earnings include earnings before income taxes, amortization of deferred debt acquisition costs and interest expense, including that portion of rental expense attributed to interest costs. Fixed charges consist of amortization of deferred debt acquisition costs, interest expense, including that portion of rental expense attributable to interest costs and interest capitalized during the period. Earnings are inadequate to cover fixed charges for all periods presented. The deficiency of earnings to fixed charges for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 was $603,189, $7,603,074, $12,281,956, $14,569,255 and $127,360,
     respectively, and $2,430,119 and $1,345,004 for the nine months ended September 30, 1995 and 1996, respectively. On a pro forma basis giving effect to the Offering as of the first day of the period, the deficiency of earnings to fixed charges for the year ended December 31, 1995 was $8,473,610 and $4,124,764 for the nine months ended September 30, 1996. Such calculation assumes no interest income on investment of the net proceeds of the Offering.


(3) Includes (i) deferred revenue of $700,000 at December 31, 1991 and $1,900,000 at December 31, 1992, (ii) payments due under a technology purchase agreement of $1,474,586 at December 31, 1991, 1992, 1993, 1994 and 1995 and $1,385,889 at September 30, 1996 and (iii) deferred income of $2,459,918 at December 31, 1995 and $6,894,870 at September 30, 1996.

                            DESCRIPTION OF THE NOTES

GENERAL

         The Notes were issued pursuant to an Indenture dated as of May 1, 1996 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, copies of which are available for inspection at the corporate trust office of the Trustee in New York, New York and at the offices of the Paying Agent referred to below. The definitions of certain terms used in the following summary are set forth below under " -- Certain Definitions." Capitalized terms used but not defined herein have the meanings ascribed to them in the Notes and the Indenture.

         The Notes are unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt of the Company to the extent set forth in the Indenture. The Indenture does not limit the amount of other indebtedness or securities that may be issued by the Company or any of its Subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

         The Notes bear interest from May 1, 1996, at the rate of 5-1/2% per annum and will mature on May 1, 2006. The Notes are limited to $143,750,000 aggregate principal amount. Interest on the Notes is payable semiannually on May 1 and November 1 of each year (each an "Interest Payment Date"), commencing on November 1, 1996, to holders of record at the close of business on the 15th of April or 15th of October (each a "Regular Record Date") immediately preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from May 1, 1996. See also " -- Payment and Conversion" below.

OPTIONAL REDEMPTION

         Redemption at the Option of the Company

         The Notes will not be subject to redemption prior to May 1, 1999, and will be redeemable on such date and thereafter at the option of the Company, in whole or in part (in any integral multiple of $5,000), upon prior notice as described under " -- Selection and Notice" below, at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning May 1 of the years indicated:

                                                             REDEMPTION
             YEAR                                              PRICE
             ----                                            ----------

             1999......................................        102.75%
             2000......................................        102.29
             2001......................................        101.83
             2002......................................        101.38
             2003......................................        100.92
             2004......................................        100.46


and at May 1, 2005 and thereafter, 100%, in each case together with accrued interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an Interest Payment Date). If less than all Notes are to be redeemed, the Trustee will select the Notes to be redeemed by lot, pro rata or by such other method as the Trustee shall deem fair and equitable. On or after the redemption date, interest will cease to accrue on the Notes, or portion thereof, called for redemption.

         Redemption of Notes for Taxation Reasons

         A Note will also be redeemable at the option of the Company in whole, but not in part, at any time, upon prior notice as described under " -- Selection and Notice" below, at a Redemption Price of 100% of its principal amount, together with accrued interest to the Redemption Date, if the Company has or will become obligated to pay Additional Amounts (as described under " -- Payment of Additional Amounts" below) with respect to such Note as a result of any change in, or amendment to, the laws (including any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or any change in the official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this Prospectus, and such obligation cannot be avoided by the Company taking reasonable measures available to it; provided, that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay any such Additional Amounts with respect to such Note were a payment in respect of the Notes then due. Prior to the giving of any notice of redemption pursuant to this paragraph, the Company shall deliver to the Trustee (i) a certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company so to redeem have occurred and (ii) an opinion of independent counsel of recognized standing selected by the Company to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of such change or amendment. Any Note converted into shares of Common Stock prior to the date fixed for redemption with respect to such Note will not be subject to the foregoing redemption.

         Redemption Procedures

         Notice of intention to redeem Notes will be given to holders of the Notes in accordance with " -- Selection and Notice" below, not more than 60 nor less than 30 days prior to the Redemption Date.

         Notice of redemption will specify, among other things, the Redemption Date, the applicable Redemption Price and, in the case of partial redemption, the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of the Notes which will be outstanding after such partial redemption. In addition, in the case of a partial redemption, such notice will specify the last date on which exchanges or registration of transfers of Notes may be made pursuant to the provisions described under " -- Exchange and Transfer " above and will specify the serial numbers and the portions thereof called for redemption, which will be selected in such manner as the Trustee shall deem to be fair and appropriate.

         Cancellation and Reacquisition

         All Notes that are redeemed or purchased by the Company or any of its Subsidiaries will forthwith be canceled and accordingly may not be reissued or resold.

         The Company or any Subsidiary or affiliate of the Company may at any time purchase Notes in the open market or otherwise.

MANDATORY REDEMPTION

         The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE RIGHTS

         Upon any Designated Event (as defined below) with respect to the Company, each holder of Notes will have the right (the "Repurchase Right"), at the holder's option, to require the Company to repurchase all of such holder's Notes, or a portion thereof which is $5,000 or any integral multiple thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined below) at a price equal to 100% of the principal amount of the Notes, plus accrued interest, if any, to the Repurchase Date; provided, however, that installments of interest due on an Interest Payment Date occurring on or prior to the Repurchase Date shall be payable to the registered holders of the applicable Notes on the relevant Regular Record Date.

         Within 30 days after the occurrence of a Designated Event, the Company is obligated to give notice (the "Company Notice") as provided in the Indenture, of the occurrence of such Designated Event and the Repurchase Right arising as a result thereof. To exercise the Repurchase Right, a holder of Notes must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Company (or an agent designated by the Company for such purpose) and the Trustee of the holder's exercise of such right together with the Notes with respect to which the right is being exercised, duly endorsed for transfer. The submission of a Note pursuant to the exercise of a Repurchase Right will be irrevocable on the part of the holder (unless the Company fails to repurchase the Note on the Repurchase Date) and the right to convert such Note will expire upon such submission.

         The Company will comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes in connection with a Designated Event.

         On the Repurchase Date, the Company will, to the extent lawful, (1) accept for payment Notes or portions thereof tendered, (2) deposit with the Paying Agent an amount equal to the purchase price in respect of all Notes or portions thereof so tendered plus accrued interest thereon payable on such Repurchase Date and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof tendered to the Company. The Paying Agent shall promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes plus accrued interest thereon payable on such Repurchase Date, and the Trustee shall promptly authenticate and mail to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each such new Note shall be in a principal amount of $5,000 or an integral multiple thereof. The Company will publicly announce the results of the offer to repurchase on or as soon as practicable after the Repurchase Date. There can be no assurance that the Company will have the financial resources necessary to repurchase the Notes in such circumstances.

         "Designated Event" means a Change of Control (as defined below) or a Termination of Trading (as defined below).

         A "Change of Control" will be deemed to have occurred when: (i) any "person" or "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "Beneficial Owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, including all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (i), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation); (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved by a vote of 66-2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (iii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by the Company or the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

         "Permitted Holders" means any of William M. Haney, III, John T. Preston or Dr. Christopher J. Nagel or any of their affiliates or family members.

         A "Termination of Trading" shall have occurred if the Common Stock (or other common stock into which the Notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

         "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

         Except as described above with respect to a Designated Event, the Indenture does not contain any other provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

         The Designated Event purchase feature of the Notes, insofar as it pertains to a Change of Control, may in certain circumstances make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. Such purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, such purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations on mergers, consolidations and sale of assets described herein, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt (including Senior Debt) outstanding at such time or otherwise affect the Company's capital structure or credit ratings. The payment of the purchase price is subordinated to the prior payment of Senior Debt as described under " -- Subordination of Notes" below.

         Any future credit agreements or other agreements relating to debt of the Company may contain prohibitions or restrictions on the Company's ability to effect the repurchase of the Notes. In the event a Designated Event occurs at a time when such prohibitions or restrictions are in effect, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will be effectively prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture.

SELECTION AND NOTICE

         If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that no Notes of $5,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

REGISTRATION RIGHTS

         In connection with the Original Offering, the Company entered into a Registration Rights Agreement dated April 25, 1996 between the Company and the Initial Purchasers (the "Shelf Registration Agreement"). Pursuant to the Shelf Registration Agreement, the Company agreed for the benefit of the holders of the Notes (other than Notes originally sold pursuant to Regulation S under the Securities Act), that (i) it will, at its cost, within 120 days after the Closing Date, file a shelf registration statement (the "Shelf Registration Statement") with the Commission with respect to resales of the Notes and the Common Stock issuable upon conversion thereof, (ii) within 180 days after the date of the Closing Date, such Shelf Registration Statement shall be declared effective by the Commission and (iii) the Company will maintain such Shelf Registration Statement continuously effective under the Securities Act until the third anniversary of the date of the Closing Date (or, in the event that Rule 144(k) under the Securities Act is amended to provide for a shorter holding period, until the end of such shorter period) or such earlier date as of which all the Securities have been sold pursuant to such Shelf Registration Statement. If the Company fails to comply with clause (i) above then, at such time, the per annum interest rate on the Notes will increase by 25 basis points. Such increase will remain in effect until the date on which such Shelf Registration Statement is filed, on which date the interest rate on the Notes will revert to the interest rate originally borne by the Notes plus any increase in such interest rate pursuant to the following sentence. If the Shelf Registration Statement is not declared effective as provided in clause (ii) above, then, at such time and on each date that would have been the successive 30th day following such time, the per annum interest rate on the Notes (which interest rate will be the original interest rate on the Notes plus any increase or increases in such interest rate pursuant to the preceding sentence and this sentence) will increase by an additional 25 basis points; provided, that the interest rate will not increase by more than 50 basis points pursuant to this sentence and will not increase by more than 75 basis points pursuant to this sentence and the preceding sentence. Such increase or increases will remain in effect until the date on which such Shelf Registration Statement is declared effective, on which date the interest rate on the Notes will revert to the interest rate originally borne by the Notes. Pursuant to clause (iii) above, however, if the Company fails to keep the Shelf Registration Statement continuously effective for the period specified above, then at such time as the Shelf Registration Statement is no longer effective and on each date thereafter that is the successive 30th day subsequent to such time and until the earliest of (i) the date that the Shelf Registration Statement is again deemed effective or (ii) the date that is the third anniversary of the date of the Closing Date (or, in the event that Rule 144(k) under the Securities Act is amended to provide for a shorter holding period, until the end of such shorter period) or (iii) the date as of which all of the Securities are sold pursuant to the Shelf Registration Statement, the per annum interest rate on the Notes will increase by an additional 25 basis points; provided, however, that the interest rate will not increase by more than 50 basis points pursuant to this sentence. The Company shall have the right, however, to suspend the use of the prospectus which will be a part of the Shelf Registration Statement, as more fully described below.

         The Company will be permitted to suspend the use of the prospectus which is a part of the Shelf Registration Statement for a period not to exceed 30 days in any three month period or four periods not to exceed an aggregate of 60 days in any 12 month period under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. The Company will pay all expenses of the Shelf Registration Statement, provide to each registered holder copies of such prospectus, notify each such registered holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the Securities.

CONVERSION

         The holder of any Note has the right, exercisable at any time after 90 days following the date of original issuance thereof and prior to maturity, to convert the principal amount thereof (or any portion thereof that is an integral multiple of $5,000) into shares of Common Stock at the conversion price set forth on the cover page of this Prospectus, subject to adjustment as described below (the "Conversion Price"), except that if a Note is called for redemption, the conversion right will terminate at the close of business on the Business Day immediately preceding the date fixed for redemption, and except that if a Note is submitted pursuant to the exercise of a Repurchase Right, the right to convert such Note will expire upon such submission. Except as described below, no adjustment will be made on conversion of any Notes for interest accrued thereon or for dividends on any Common Stock issued. If Notes not called for redemption are converted after a record date for the payment of interest and prior to the next succeeding Interest Payment Date, such Notes must be accompanied by funds equal to the interest payable on such succeeding Interest Payment Date on the principal amount so converted. No fractional shares will be issued upon conversion but a cash adjustment will be made for any fractional interest.

         The Conversion Price is subject to adjustment upon the occurrence of certain events, including: (i) the issuance of shares of Common Stock as a dividend or distribution on the Common Stock; (ii) the subdivision or combination of the outstanding Common Stock; (iii) the issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at a price per share less than the then current market price per share (determined as provided in the Indenture);
(iv) the distribution of shares of Capital Stock of the Company (other than Common Stock), evidences of indebtedness or other assets (excluding dividends in cash, except as described in clause (v) below) to all holders of Common Stock;
(v) the distribution, by dividend or otherwise, of cash to all holders of Common Stock in an aggregate amount that, together with the aggregate of any other distributions of cash that did not trigger a Conversion Price adjustment to all holders of its Common Stock within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution and all Excess Payments (as defined below) in respect of each tender offer or other negotiated transaction by the Company or any of its Subsidiaries for Common Stock concluded within the preceding 12 months not triggering a Conversion Price adjustment, exceeds 10% of the product of the current market price per share (determined as provided in the Indenture) on the date fixed for the determination of stockholders entitled to receive such distribution times the number of shares of Common Stock outstanding on such date; (vi) payment of an Excess Payment in respect of a tender offer or other negotiated transaction by the Company or any of its Subsidiaries for Common Stock, if the aggregate amount of such Excess Payment, together with the aggregate amount of cash distributions made within the preceding 12 months not triggering a Conversion Price adjustment and all Excess Payments in respect of each tender offer or other negotiated transaction by the Company or any of its Subsidiaries for Common Stock concluded within the preceding 12 months not triggering a Conversion Price adjustment, exceeds 10% of the product of the current market price per share (determined as provided in the Indenture) on the expiration of such tender offer or consummation of such negotiated transaction times the number of shares of Common Stock outstanding on such date; and (vii) the distribution to substantially all holders of Common Stock of rights or warrants to subscribe for securities (other than those securities referred to in clause (iii) above). In the event of a distribution to substantially all holders of Common Stock of rights to subscribe for additional shares of the Company's Capital Stock (other than those securities referred to in clause (iii) above), the Company may, instead of making any adjustment in the Conversion Price, make proper provision so that each holder of a Note who converts such Note after the record date for such distribution and prior to the expiration or redemption of such rights shall be entitled to receive upon such conversion, in addition to shares of Common Stock, an appropriate number of such rights. No adjustment of the Conversion Price will be made until cumulative adjustments amount to one percent or more of the Conversion Price as last adjusted.

         If the Company reclassifies or changes its outstanding Common Stock, or consolidates with or merges into any person or transfers or leases all or substantially all its assets, or is a party to a merger that reclassifies or changes its outstanding Common Stock, the Notes will become convertible into the kind and amount of securities, cash or other assets which the holders of the Notes would have owned immediately after the transaction if the holders had converted the Notes immediately before the effective date of the transaction.

         The Indenture also provides that if rights, warrants or options expire unexercised the Conversion Price shall be readjusted to take into account the actual number of such warrants, rights or options which were exercised.

         An "Excess Payment" means the excess of (A) the aggregate of the cash and fair market value of other consideration paid by the Company or any of its Subsidiaries with respect to the shares acquired in the tender offer or other negotiated transaction over (B) the market value of such acquired shares after giving effect to the completion of the tender offer or other negotiated transaction.

          The Company may, at its option, make such reductions in the Conversion Price, in addition to those set forth above, as the Board of Directors deems advisable in order that any stock dividend, subdivision of shares, distribution or rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock made by the Company to its stockholders will not be taxable to its recipients.

SUBORDINATION OF NOTES

         The Notes are subordinate in right of payment to all existing and future Senior Debt. The Indenture does not restrict the amount of Senior Debt or other indebtedness of the Company or any Subsidiary of the Company.

         The payment of the principal of, interest on or any other amounts due on the Notes is subordinated in right of payment to the prior payment in full of all Senior Debt of the Company. Upon the maturity of any Senior Debt of the Company by lapse of time, acceleration or otherwise, such Senior Debt shall first be paid in full, or duly provided for, before any payment may be made with respect to the Notes. In addition, no payment on account of principal, premium, if any, or interest on, or redemption or repurchase of, the Notes or any coupon may be made by the Company if there is a default in the payment of principal, premium, if any, or interest or other amounts (including a default under any repurchase or redemption obligation) with respect to any Senior Debt or if any other event of default with respect to any Senior Debt, permitting the holders thereof to accelerate the maturity thereof, shall have occurred and shall not have been cured or waived or shall not have ceased to exist after written notice to the Company and the Trustee by any holder of Senior Debt.


         At September 30, 1996, the Company had Senior Debt of approximately $23 million. There are no restrictions in the Indenture on the creation of additional Senior Debt or any other indebtedness.

         Upon any distribution of its assets in connection with any dissolution, winding-up, liquidation or reorganization of the Company or acceleration of the principal amount due on the Notes because of an Event of Default, all Senior Debt must be paid in full before the holder of the Notes are entitled to any payments whatsoever.

         If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Senior Debt or the trustee(s) for such Senior Debt of the acceleration. The Company may not pay the Notes until five days after such holders or trustee(s) of Senior Debt receive notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at the that time.

         As a result of these subordination provisions, in the event of the Company's insolvency, holders of the Notes may recover ratably less than general creditors of the Company.

         The Company is obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the Notes. The Trustee's claims for payments will be senior to those of holders of Notes in respect of all funds collected or held by the Trustee.

PAYMENT AND CONVERSION

         Payment of principal of and premium, if any, on the Notes will be made to the registered holder thereof against surrender of such Notes at the corporate trust office of the Trustee in New York City or, subject to any applicable laws and regulations, at the offices of the Paying Agents, by dollar check drawn on, or by transfer to, a dollar account (such transfer to be made only to holders of an aggregate principal amount of Notes in excess of $5,000,000) maintained by the holder with a bank in New York City. Interest on the Notes will be payable semiannually on May 1 and November 1 of each year to the person in whose name such Note is registered at the close of business on the preceding April 15 and October 15 (a "Regular Record Date"), subject to certain exceptions in the case of Notes redeemed or repurchased upon a Designated Event between a Regular Record Date and the next succeeding Interest Payment Date. Payments of such interest will be made by a dollar check drawn on a bank in New York City mailed to the holder at such holder's registered address or, upon application by the holder thereof to the Registrar, not later than the applicable Regular Record Date, by transfer to a dollar account (such transfer to be made only to holders of an aggregate principal amount of Notes in excess of $5,000,000) maintained by the holder with a bank in New York City.

         The Company has initially appointed as Paying Agent and Conversion Agent The Bank of New York. The Company may at any time terminate the appointment of any Paying Agent or Conversion Agent and appoint additional or other Paying Agents and Conversion Agents, provided that until the Notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of and premium, if any, and interest on the Notes have been made available for payment and either paid or refunded to the Company as provided in the Indenture, it will maintain a Paying Agent and Conversion Agent in New York City for payments with respect to the Notes and for surrender of the Notes for conversion. Notice of any such termination or appointment and of any change in the office through which any Paying Agent or Conversion Agent will act will be given in accordance with " -- Selection and Notice" above .

         All monies paid by the Company to a Paying Agent for the payment of principal of or premium, if any, or interest on any Notes which remains unclaimed at the end of two years after such payment has become due and payable will be repaid to the Company, and the holder of such Note will thereafter look only to the Company for payment thereof.

         In any case where the due date for the payment of the principal of and premium, if any, on or interest with respect to any Note or the date fixed for redemption of any Note shall be at any place of payment a day on which banking institutions are authorized or obligated by law to close, then payment of principal and premium, if any, or interest need not be made on such date at such place but may be made on the next succeeding day at such place which is not a day on which banking institutions are authorized or obligated to close, with the same force and effect as if made on the date for such payment or the date fixed for redemption, and no interest shall accrue with respect to the period after such date.

PAYMENT OF ADDITIONAL AMOUNTS

         The Company will pay to the holder of a Note who is a United States Alien such Additional Amounts as may be necessary in order that every net payment of the principal of and premium, if any, and interest on such Note, after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Note to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts will not apply to:

               (a) any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such holder or the beneficial owner (or between a fiduciary, settlor, beneficiary, member, shareholder of or possessor of a power over such holder or beneficial owner, if such holder or beneficial owner is an estate, a trust, a partnership or a corporation) and the United States, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident of the United States or treated as a resident thereof, or being or having been engaged in a trade or business or present therein, or having or having had an office, fixed place of business or permanent establishment therein, (ii) such holder's or beneficial owner's present or former status as a personal holding company or a foreign personal holding company with respect to the United States, a foreign private foundation or other foreign tax exempt organization described in
         Section 1443 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), a controlled foreign corporation or a passive foreign investment company for United States tax purposes or a corporation which accumulates earnings to avoid U.S. federal income tax, (iii) such holder or the beneficial owner (or such fiduciary, settlor, beneficiary, possessor, member or shareholder) is considered as having made an election the effect of which is to make payments of principal of and premium, if any, and interest on such Note subject to U.S. federal income tax; or (iv) such holder's status as a bank whose receipt of interest on a Note is described in Section 881(c)(3)(A) of the Code;

               (b) any tax, assessment or other governmental charge which would have been so imposed but for the presentation by the holder of such Note for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

               (c) any estate, inheritance, gift, sales transfer, excise, personal property or similar tax, assessment or governmental charge;

               (d) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or present or former connection with the United States of the holder or beneficial owner of such Note if compliance is required by statute or by regulation, ruling other administrative action of the United States or any political subdivision or tax authority thereof or therein as a precondition to exemption from such tax, assessment or other governmental charge;

               (e) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of and premium, if any, or interest on such Note;

               (f) any tax, assessment or other governmental charge imposed as a result of a holder's or beneficial owner's past or present status as a "10-percent shareholder" with respect to the Company within the meaning of Sections 871(h)(3)(B) or 881(c)(3)(B) of the Code;

               (g) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of the principal of or premium, if any, or interest on such Note, if such payment can be made without such withholding by any other Paying Agent;

               (h) any tax, assessment or other governmental charge imposed on a holder that is not the beneficial owner of such Note or that is a partnership or a fiduciary, but only to the extent that any beneficial owner, beneficiary or settlor with respect to such fiduciary or member of the partnership would not have been entitled to the payment of Additional Amounts had the beneficial owner, beneficiary, settlor or member directly received its beneficial or distributive share of payment on such Note; or

               (i) any combination of items (a), (b), (c), (d), (e), (f), (g) and (h).

         As used in this Prospectus, the term "United States Alien" means any person who, for U.S. federal income tax purposes, is (i) a foreign corporation,
(ii) a nonresident alien individual, (iii) an estate or trust that is not an estate or trust that is subject to U.S. federal income taxation regardless of the source of its income, or (iv) a foreign partnership one or more of the members of which is, for U.S. federal income tax purposes, a foreign corporation, a nonresident alien individual, an estate or trust that is not an estate or trust that is subject to U.S. federal income taxation regardless of the source of its income or a foreign partnership as otherwise defined in this clause (iv).

MERGER, CONSOLIDATION OR SALE OF ASSETS

         The Indenture provides that the Company may not consolidate or merge with or into any Person (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets unless (i) (a) the Company is the surviving or continuing corporation or (b) the person formed by or surviving any such consolidation or merger (if other than the Company), or the person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company, is a corporation organized or existing under the laws of the United States, any state hereof or the District of Columbia; (ii) the entity or person formed by or surviving any such consolidation or merger (if other than the Company) assumes all the obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Notes and the Indenture, (iii) such sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Company's properties or assets shall be as an entirety or virtually as an entirety to one person and such person shall have assumed all the obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Notes and the Indenture; (iv) immediately after such transaction no Default or Event of Default exists; and
(v) the Company or such person shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture comply with the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied. Under certain circumstances described above involving a Change of Control, each holder of Notes may have the right to require the Company to repurchase such Notes. See " -- Repurchase Rights".

REPORTS

         Whether or not required by the rules and regulation of the Commission, so long as any Notes are outstanding, the Company will file with the Commission and furnish to the Trustee all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual consolidated financial statements only, a report thereon by the Company's independent auditors.

EVENTS OF DEFAULT AND REMEDIES

         The Indenture provides that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of principal on the Notes; (iii) failure by the Company to comply with the provisions described under " -- Repurchase Rights"; (iv) failure by the Company for 60 days after notice to comply with any other covenants and agreements contained in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such indebtedness or guarantee now exists or is created after the date on which the Notes are first authenticated and issued, which default (a) is caused by a failure to pay when due principal or interest on such indebtedness within the grace period provided in such indebtedness (which failure continues beyond any applicable grace period) (a "Payment Default") or (b) results in the acceleration of such indebtedness prior to its express maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15 million or more; (vi) failure by the Company or any Subsidiary of the Company to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $5 million, which judgments are not stayed within 60 days after their entry; and (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Material Subsidiaries.

         If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Material Subsidiary, all outstanding Notes will become due and payable without further action or notice. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

         The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the interest or premium on, or the principal of, the Notes or the failure of the Company to repurchase Notes in connection with any Designated Event.

         The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

DELIVERY AND FORM

     The certificates representing the Notes will be issued in fully registered form, without coupons in minimum denominations of $5,000 and integral multiples above such amount. The Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co., as DTC's nominee in the form of a global Note certificate (the "Global Certificate") or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee.


     Ownership of beneficial interests in a Global Certificate representing Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).


     So long as DTC, or its nominee, is the registered owner or holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Certificate for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Certificate will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.


     Payments of the principal of, and interest on, a Global Certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.


     The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Certificate as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.


     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of a certificated note for any reason, including to sell Notes to persons in jurisdictions which require such delivery of such Notes or to pledge such Notes, such holder must transfer its interest in a Global Certificate in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.


     The Company expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Certificate is credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below) under the Notes, DTC will exchange a Global Certificate for certificated Notes, which it will distribute to its participants.


     DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities of persons who have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies (including the Trustee), clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant either directly or indirectly.


     Although the Company expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in a Global Certificate among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.


     If DTC is at any time unwilling or unable to continue as a depositary for a Global Certificate and a successor depositary is not appointed by the Company within 90 days, the Company will issue certificated Notes in exchange for a Global Certificate.


     Such definitive certificated Notes shall be registered in names of the owners of the beneficial interests in the Global Certificate as provided by the participants. Convertible Notes issued in definitive certificated form will be fully registered, without coupons, in minimum denominations of $5,000 and integral multiples of $5,000 above that amount. Upon issuance of Notes in definitive certificated form, the Trustee is required to register the Notes in the name of, and cause the Notes to be delivered to, the person or persons (or the nominee thereof) identified as the beneficial owner as DTC shall direct.


     Notes in definitive form are available to any holder of Notes.


EXCHANGE AND TRANSFER

         At the option of the holder thereof and subject to the terms of the Notes and of the Indenture, Notes will be exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, in each case without service charge (other than the cost of delivery) and upon payment of any taxes and other governmental charges. The registered holder of a Note will be treated by the Company, the Trustee and their respective agents for all purposes as the owner of such Note.

         The transfer of Notes may be registered, and Notes may be presented in exchange for other Notes of different authorized denominations, at the office of the Trustee in The City of New York, without service charge (other than the cost of delivery) and upon payment of any taxes or other governmental charges.

         In the event of a partial redemption, the Company will not be required
(i) to register the transfer of Notes for a period of 15 days immediately preceding the date on which notice is given identifying the serial numbers of the Notes called for such redemption or (ii) to register the transfer or exchange of any Note, or portion thereof, called for redemption.

         The Company has initially appointed as Registrar and Transfer Agent The Bank of New York acting through its corporate trust office in New York City. The Company reserves the right to vary or terminate the appointment of the Registrar or of any Transfer Agent or to appoint additional or other registrars or transfer agents or to approve any change in the office through which any Registrar or any Transfer Agent acts, provided that there will be at all times a Registrar in New York City.

AMENDMENT, SUPPLEMENT AND WAIVER

         Except as provided in the next succeeding paragraph, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

         Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a nonconsenting holder of Notes) (i) reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes,
(iii) reduce the rate of or change the time for payment of interest on any Note,
(iv) waive a default in the payment of principal of or interest on any Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or Events of Default or the rights of holders of Notes to receive payments of principal of or interest on the Notes, (vii) waive a redemption payment with respect to any Note, (viii) impair the right to convert the Notes into Common Stock or adversely affect the Repurchase Rights, (ix) modify the conversion or subordination provisions of the Indenture in a manner adverse to the holders of the Notes or (x) make any change in the foregoing amendment and waiver provisions.

         Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to qualify, or maintain the qualification of, the Indenture under the Trust Indenture Act of 1939.

CONCERNING THE TRUSTEE

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

         The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

         Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to Molten Metal Technology, Inc., Investor Relations Department, 400-2 Totten Pond Road, Waltham, MA 02154.

CERTAIN DEFINITIONS

         Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

         "Default" means any event that is or, with the passage of time or the giving of notice or both, would be an Event of Default.

         "Material Subsidiary" means any Subsidiary of the Company which is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act (as such Regulation is in effect on the date hereof).

         "Representative" means the trustee, agent or representative (if any) for an issue of Senior Debt.

         "Senior Debt" means (a) all indebtedness of the Company, including the principal of, premium, if any, and interest on such indebtedness whether outstanding on the date of the Indenture or thereafter created, (i) for borrowed money, (ii) constituting purchase money indebtedness for the payment of which the Company is directly or contingently liable, (iii) constituting reimbursement obligations under bank letters of credit, (iv) under interest rate and currency swaps, caps, floors, collars or similar agreements or arrangements intended to protect the Company against fluctuations in interest or currency exchange rates,
(v) for commitment, standby and other fees due and payable to financial institutions with respect to credit facilities available to the Company, (vi) under any lease of any real or personal property, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, which obligations are capitalized on the books of the Company in accordance with generally accepted accounting principles, (vii) constituting obligations of the Company for guarantees of indebtedness or obligations of others which would be included in the preceding clauses (i)-(vi) if the Company were the direct obligor, or (viii) indebtedness or obligations of others secured in whole or in part by a lien on any of the Company's property, unless, in any such case, by the terms of the instrument creating or evidencing such indebtedness it is provided that such indebtedness is not superior in right of payment to the Notes or to other indebtedness which is pari passu with, or subordinated to, the Notes, and (b) any modifications, refundings, deferrals, renewals or extensions of any such Senior Debt, or securities, notes or other evidences of indebtedness issued in exchange for such Senior Debt. As used in the preceding sentence the term "purchase money indebtedness" shall mean indebtedness evidenced by a note, debenture, bond or other similar instrument (whether or not secured by any lien or other security interest) given in connection with the acquisition of any business, properties or assets of any kind acquired by the Company or any Subsidiary; provided, however, that, without limiting the generality of the foregoing, such term shall not include any conditional sale contract or any account payable or any other indebtedness created or assumed by the Company in the ordinary course of business in connection with the obtaining of inventories or services.

         "Subsidiary" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any person or one or more of the other Subsidiaries of that person or a combination thereof.


                               OTHER INDEBTEDNESS


         As of September 30, 1996, the Company had an aggregate of approximately $23 million of debt outstanding which is senior to the Notes. Certain of the outstanding Senior Debt as of September 30, 1996 is described below.


TAX-EXEMPT BONDS


         In 1994, the Company completed a tax-exempt bond financing in connection with its Fall River Facility. Pursuant to the financing, the Company entered into a loan agreement with the Massachusetts Industrial Finance Agency which issued $21,000,000 aggregate principal amount of its Solid Waste Disposal Facility Revenue Bonds. The bonds are payable in annual sinking fund installments beginning in 1998 and ending in 2014 and bear interest at 8.25% per annum payable semi-annually. The loan agreement requires compliance with certain covenants which include restrictions on future indebtedness, profitability and consolidations or mergers. Unamortized debt issuance costs at September 30, 1996 was $867,000. These costs are being amortized over the term of the debt using the effective interest rate method.

LOAN AGREEMENTS

         In 1993, the Company borrowed $1,944,000 from the Town of Fall River, Massachusetts pursuant to certain loan agreements. The loans bear interest at an effective annual rate of 8.50%, payable in monthly or semi-annual installments. The loans are due in August 1997 and are secured by certain equipment and a letter of credit in the amount of $210,000.

LINE OF CREDIT


         In 1994, the Company entered into a revolving line of credit agreement with a bank. The agreement provides for a maximum of $1.5 million to be borrowed and repaid upon demand. Interest accrues at the bank's prime rate plus 0.50% and is payable monthly. As of September 30, 1996, the Company has not borrowed against the line of credit.



                          DESCRIPTION OF CAPITAL STOCK

         The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, $.01 par value, and 3,000 shares of Preferred Stock, $.01 par value ("Preferred Stock").

COMMON STOCK

         Holders of Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of Directors may elect all of the Directors standing for election. Subject to preferential dividend rights with respect to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets of the Company legally available, and subject to any prior rights of any outstanding Preferred Stock. Holders of Common Stock have no cumulative voting rights nor any preemptive, subscription, redemption or conversion rights. All outstanding shares of Common Stock are validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.


         As of December 2, 1996, there were 23,535,881 shares of Common Stock outstanding held by 860 holders of record.


PREFERRED STOCK

         No Preferred Stock currently is outstanding. The Board of Directors is authorized, without stockholder approval, to issue the Preferred Stock in one or more series, with such rights, preferences and qualifications as the Board of Directors may in its discretion determine. If the Company issues Preferred Stock, the terms of the Preferred Stock may include, among other things, extraordinary voting, dividend, redemption or conversion rights which could discourage unsolicited takeovers of the Company and adversely affect the holders of Common Stock.

WARRANTS


         As of December 2, 1996, certain holders affiliated with Oppenheimer & Co. held warrants to purchase an aggregate of up to 43,105 shares of Common Stock at an exercise price of $10.56 per share. The holders of such warrants are entitled to certain registration rights in respect of the shares of Common Stock issuable upon exercise of such warrants. See "--Registration Rights."


         As of December 2, 1996, there were also two outstanding warrants held by Am-Re Services, one of which is a warrant (the "Insurance Warrant") to purchase up to 125,000 shares of Common Stock at $12.25 per share and the other of which is a warrant (the "Project Finance Warrant") to purchase up to 250,000 shares of Common Stock (of which 200,000 shares may be purchased at $12.25 per share and 50,000 shares at $18.37 per share). The shares covered by the Insurance Warrant vest according to a schedule based upon the Company obtaining acceptable environmental impairment insurance for the first five CEP facilities developed by the Company that require environmental impairment insurance. The shares covered by the Project Finance Warrant vest according to a schedule based upon the Company accepting project financing by or through Am-Re Services for the first five CEP plants developed by the Company that require project financing. See "Business--Commercial Developments." Am-Re Services is entitled to certain registration rights in respect of the shares of Common Stock issuable upon exercise of such warrants. See "--Registration Rights."


         As of December 2, 1996, EPRI held an outstanding warrant to purchase up to 100,000 shares of Common Stock at an exercise price of $23.375 per share. The warrant will vest in increments upon the closing of contracts for CEP plants for which EPRI has provided minimum levels of funding and upon customer acceptance of such plants.


DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

         Certain anti-takeover provisions. The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits certain publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person or entity who, together with affiliates and associates, owns (or within the preceding three years, did own) 15% or more of the corporation's voting stock. This statute contains provisions enabling a corporation to avoid the statute's restrictions if the stockholders holding a majority of the corporation's voting stock approve an amendment to the corporation's Certificate of Incorporation or By-Laws.

         The Amended and Restated Certificate of Incorporation provides that the Board of Directors shall have the authority, without stockholder approval, to issue Preferred Stock in one or more series, with such rights, preferences and qualifications as the Board of Directors may determine in its discretion. See "--Preferred Stock." The Amended and Restated By-laws require that any stockholder proposing to nominate, at any special or annual meeting of stockholders, one or more persons for election to the Board of Directors, must give written notice of his or her intention to do so no later than 80 days prior to the date of such special or annual meeting. The Amended and Restated Certificate of Incorporation and Amended and Restated By-laws further provide that vacancies on the Board of Directors shall be filled by a vote of the majority of the Directors then in office and that any actions requiring approval of the stockholders may only be approved by the stockholders at a meeting or by written consent of the holders of at least 66 2/3% of the outstanding capital stock entitled to vote thereon. The Amended and Restated Certificate of Incorporation allows amendments of certain provisions thereof, and the Amended and Restated By-Laws allow amendments to any provision thereof, only with a 66 2/3% or greater vote of the outstanding Common Stock. These provisions of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company and therefore may limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. The provisions described above, although having an anti-takeover effect, are designed primarily to provide time for management of the Company to assess and respond to takeover threats, to encourage any person who might contemplate a takeover to first consult with the Board of Directors and to negotiate the terms of any proposed offer or business combination with the Board of Directors, and to ensure that any takeover is fair to all of the Company's stockholders and other constituencies.

         Elimination of Monetary Liability for Officers and Directors. The Company's Amended and Restated Certificate of Incorporation also incorporates certain provisions permitted under the General Corporation Law of Delaware relating to the liability of Directors. The provisions eliminate a Director's liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of a Director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a Director's duty of care. Moreover, the provisions do not apply to claims against a Director for violations of certain laws, including federal securities laws. The Company's Amended and Restated Certificate of Incorporation also contains provisions to indemnify the Directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of Delaware. The

Company believes that these provisions will assist the Company in attracting or retaining qualified individuals to serve as Directors.

         Indemnification of Officers and Directors. The Company's Amended and Restated Certificate of Incorporation also contains provisions to indemnify the Directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of Delaware. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors. The Company believes that these provisions will assist the Company in attracting or retaining qualified individuals to serve as Directors.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for the Common Stock of the Company is The First National Bank of Boston.

REGISTRATION RIGHTS

         The holders of 7,519,391 shares of Common Stock (the "Registrable Shares") have certain rights to register such shares for sale under the Securities Act. In addition, warrants to purchase 418,105 shares of Common Stock are exercisable for additional Registrable Shares. Holders of Registrable Shares have the right to participate in any registration of securities by the Company in which shares are proposed to be sold by the Company or by selling shareholders. William M. Haney, III also has the right, pursuant to his Employment Agreement, to participate in any such registration of securities by the Company. The Company is required, with respect to each such registration, to notify Mr. Haney and each holder of Registrable Shares in writing of the proposed offering.

         The holders of Registrable Shares have the right to require the Company to register such Registrable Shares under the Securities Act on not more than two occasions. In addition, so long as the Company is eligible to register the Common Stock on Form S-3, the holders may from time to time request the Company to register Registrable Shares on Form S-3, provided that the Company is not required to effect more than three such registrations in any 12-month period.

         Am-Re Services and American Re-Insurance Company have certain registration rights with respect to the 438,885 shares of Common Stock purchased by American Re-Insurance Company and the 375,000 shares issuable upon exercise of the Insurance Warrant and the Project Finance Warrant (collectively, the "Am-Re Registrable Shares"). Holders of the Am-Re Registrable Shares have certain demand registration rights commencing after June 30, 1997 and certain incidental registration rights, subject to acceleration in the event of sales of Common Stock in excess of specified levels by Messrs. Haney, Nagel or Preston or all MMT Directors and officers as a group.

         In connection with the agreement signed by LMC and the Company with respect to the acquisition by M4 of the Retech division of Lockheed Environmental Systems & Technologies Co., the Company has agreed to issue approximately 308,000 shares of Common Stock to LMC. MMT also has agreed to file a "shelf" registration statement with respect to such shares.

                                 SELLING HOLDERS

     The Notes originally were issued by the Company and sold by the Initial Purchasers, in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act), other institutional "accredited investors" (as defined in Rule 501(a)(1),
(2), (3) or (7) under the Securities Act) or in transactions complying with the provisions of Regulation S under the Securities Act. The Selling Holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Securities.

     The following table sets forth information with respect to the Selling
Holders and the respective principal amounts of Notes and shares of Common Stock beneficially owned by each Selling Holder. Such information has been obtained from the Selling Holders. Except as otherwise disclosed herein, none of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the Securities pursuant to this Prospectus, no estimate can be given as to the amount of the Securities that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes, since the date on which they provided the information regarding their Notes, in transactions exempt from the registration requirements of the Securities Act.

                                                     Principal Amount of               Number of
                                                          Notes                        Shares of
                                                     Beneficially Owned              Common Stock
Selling Holder                                       and Offered Hereby           Beneficially Owned(1)
--------------                                       ------------------           ---------------------
General Motors Employees Domestic
     Group Trust..................................          $19,790,000                           --
Phoenix Income & Growth Fund......................            6,250,000                           --
J.P. Morgan & Co..................................            5,000,000                        3,600
NB Convertible Arbitrage Partners, LP.............            4,700,000                           --
New York Life Insurance Company...................            4,500,000                           --
Massachusetts Mutual Life Insurance Company.......            4,400,000                           --
Oregon Equity Fund................................            3,500,000                           --
OCM Convertible Trust.............................            3,010,000                           --
Continental Casualty Company
     Separate Equity Trading Account..............            3,000,000                           --
STI Capital Management............................            3,000,000                      714,700
TCW Convertible Securities Fund...................            2,830,000                           --
Phoenix Convertible Fund Ashore & Co..............            2,750,000                           --
Allmerica Select Growth and Income Fund...........            2,200,000                           --
Delaware State Employees' Retirement Fund.........            2,070,000                           --
State of Connecticut Combined
     Investment Funds.............................            2,055,000                           --
BNY Hamilton Equity Income Fund...................            2,000,000                           --
The Common Fund...................................            2,000,000                           --
Robertson Stephens Growth & Income Fund...........            2,000,000                           --
SAIF Corporation..................................            2,000,000                           --
Delta Airlines Master Trust.......................            1,995,000                           --
Vanguard Equity Income Fund.......................            1,900,000                           --
TCW Convertible Value Fund........................            1,895,000                           --
State of Michigan Employees Retirement Fund.......            1,305,000                           --
Salkeld & Co......................................            1,240,000                           --
Offshore Strategies Ltd...........................            1,026,000                           --
Commonwealth Life Insurance.......................            1,000,000                           --




TCW Convertible Strategy Fund.....................              940,000                           --
MassMutual Corporate Investors....................              900,000                           --
State Employees' Retirement Fund of the
     State of Delaware............................              735,000                           --
Declaration of Trust for the Defined Benefit
     Plans of ICI American Holdings, Inc..........              635,000                           --
Laterman Strategies 90's LP.......................              614,000                           --
Meadow Lane Associates, L.P.......................              600,000                           --
Delaware State Retirement Fund....................              550,000                           --
Thermo Electron Balanced Investment Fund..........              550,000                           --
Cincinnati Bell Telephone Convertible
     Value Fund...................................              530,000                           --
CoreStates Bank...................................              500,000                        6,000
TQA Vantage Fund Ltd..............................              500,000                           --
WAFRA Discretionary...............................              500,000                           --
Value Line Convertible Fund.......................              500,000                           --
MassMutual Participation Investors................              450,000                           --
Declaration of Trust for the Defined Benefit
     Plans of ZENECA Holdings, Inc................              425,000                           --
Laterman & Co.....................................              410,000                           --
TCW/DW Income & Growth Fund.......................              355,000                           --
Avery Dennison Employees Retirement Fund..........              340,000                           --
ICI American Holdings Pension.....................              325,000                           --
Zeneca Holdings Pension...........................              325,000                           --
TCW Convertible Value L.P.........................              300,000                           --
McMahan Securities................................              250,000                           --
First Church of Christ, Scientist-Endowment.......              210,000                           --
OCM Convertible Limited Partnership...............              205,000                           --
Hillside Capital Incorporated Corporate Account...              200,000                           --
Kapiolani Medical Center..........................              200,000                           --
Queen's Health Systems............................              200,000                           --
Christian Science Trustees for Gifts and
     Endowments...................................              180,000                           --
Nalco Chemical Retirement.........................              150,000                           --
Equi-Select Growth & Income Fund..................              100,000                           --
Nicholas-Applegate Strategic Income Fund..........              100,000                           --
Teepak, Inc. Master Retirement Trust..............               55,000                           --
Norwich University Endowment Fund.................               40,000                           --

     TOTALS.......................................         $100,290,000                      724,300
                                                           ============                      =======

------------

 (1) Does not include shares of Common Stock issuable upon conversion of Notes.

                              PLAN OF DISTRIBUTION

     The Company has been advised by the Selling Holders that the Securities offered hereby may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Securities to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of Securities for whom they may act as agents. The Selling Holders and any underwriters, broker/dealers or agents that participate in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit realized by them on the sale of such Securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Company has been advised by the Selling Holders that the Securities may be sold from time to time in one or more transactions at fixed prices, at market prices prevailing at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of Securities may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of Securities is made, a supplement to this Prospectus, if required, will be distributed which will set forth the aggregate amount and type of Securities being offered and the terms of such offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed to be paid to broker/dealers.

     To comply with the securities laws of certain jurisdictions, if applicable, the Securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and complied with.

     Under applicable rules and regulations of the Exchange Act, any person engaged in a distribution of the Securities may not simultaneously engage in market-making activities with respect to such Securities for a period of two or nine business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, each Selling Holder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Securities by the Selling Holders or any such other person. All of the foregoing may affect the marketability of the Securities and the ability of brokers or dealers to engage in market-making activities with respect to the Securities.

     Pursuant to the Registration Rights Agreement, all expenses of the registration of the Securities will be paid by the Company, including without limitation Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Holders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                  LEGAL MATTERS

     The validity of the Securities offered hereby is being passed upon by Elliot J. Mark, Esq., Assistant General Counsel to the Company.

                                     EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================


    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

    THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK TO WHICH IT RELATES OR OF SUCH COMMON STOCK IN ANY STATE OR OTHER JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. EXCEPT WHERE OTHERWISE INDICATED HEREIN, THIS PROSPECTUS SPEAKS AS OF ITS DATE AND NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.



                              --------------------


                                TABLE OF CONTENTS


The Company ...............................................................    4


Recent Developments .......................................................    5


Risk Factors ..............................................................    5

Use of Proceeds ...........................................................    9

Price Range of Common Stock ...............................................    9

Dividend Policy ...........................................................    9

Capitalization ............................................................   10

Selected Consolidated Financial Data ......................................   11

Description of the Notes ..................................................   12

Other Indebtedness ........................................................   23

Description of Capital Stock ..............................................   24

Selling Holders ...........................................................   27

Plan of Distribution ......................................................   28

Legal Matters .............................................................   29

Experts ...................................................................   29


                                  $142,750,000

                               5-1/2% CONVERTIBLE
                          SUBORDINATED NOTES DUE 2006





                         [MOLTEN METAL TECHNOLOGY LOGO]



                              --------------------

                                   PROSPECTUS

                              --------------------





                                          , 1996

================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

        Registration fee.....................................      $ 49,225
        Accountants' fees and expenses.......................      $ 10,000
        Legal fees and expenses..............................      $  5,000
        Miscellaneous........................................      $ 15,000

     Total...................................................      $ 79,225

         All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 ("Section 145") of the Delaware General Corporation Law provides a detailed statutory framework covering indemnification of directors and officers against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors or officers. Article Seven of the Registrant's By-Laws provides for indemnification of directors and officers to the full extent permitted by Section 145. Section 145 generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of such legal proceedings when he/she is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he/she is not successful on the merits, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of criminal proceeding, had no reasonable cause to believe his/her conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a shareholder alleging a breach by a director or officer of a duty owed to the corporation), even if he/she is not successful on the merits, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his/her duties to the corporation, unless a court determines that, despite such adjudication, but in view of all of the circumstances, he/she is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction. The board of directors may authorize advancing litigation expenses to a director or officer upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he/she is not entitled to be indemnified for them.

ITEM 16.  EXHIBITS.

Exhibit No.                                 Description
-----------                                 -----------

    5                Opinion of Elliot J. Mark, Esq., Assistant General Counsel of the Company, with respect to the validity of the Securities being registered+
    10.1             Purchase Agreement dated as of April 25, 1996 between the Company and Lazard Freres
                     & Co. LLC.* (10.3)
    10.2             Indenture dated as of May 1, 1996 between the Company and The Bank of New York, as
                     Trustee.* (10.4)
    12               Computation of Ratio of Earnings to Fixed Charges
    23.1             Consent of Price Waterhouse LLP
    23.2             Consent of Elliot J. Mark, Esq. (included in Exhibit 5)+
    24               Power of Attorney (included in signature page)+
    25               Form T-1 Statement of Eligibility and Qualification of Bank of New York, as Trustee for
                      the Notes+


----------------

         *Incorporated by reference to the designated exhibit to the Company's Form 10-Q for the quarter ended June 30, 1996.

         +Previously filed.



ITEM 17.  UNDERTAKINGS.

         (a)   The Company hereby undertakes:

               (1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Waltham, Commonwealth of Massachusetts, on December 6, 1996.
                                  MOLTEN METAL TECHNOLOGY, INC.


                                  By:  /s/ Benjamin T. Downs
                                       -----------------------------------------
                                       Benjamin T. Downs
                                       Executive Vice President and Chief
                                       Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


         Signature                                   Title                                Date
         ---------                                   -----                                ----


*                                           President, Chief Executive                December 6, 1996
-----------------------------------         Officer and Director (Principal
William M. Haney, III                       Executive Officer)





*                                           Vice President, Fundamentals/             December 6, 1996
-----------------------------------         Founding Scientist and
Christopher J. Nagel, Sc.D.                 Director




/s/ Benjamin T. Downs                       Executive Vice President of               December 6, 1996
-----------------------------------         Finance and Administration
Benjamin T. Downs                           (Principal Accounting Officer)




*                                           Director                                  December 6, 1996
-----------------------------------
James B. Anderson



*                                           Director                                  December 6, 1996
-----------------------------------
Peter A. Lewis



*                                           Director                                  December 6, 1996
-----------------------------------
John T. Preston



*                                           Director                                  December 6, 1996
-----------------------------------
Maurice F. Strong



*                                           Director                                  December 6, 1996
-----------------------------------
Robert A. Swanson



By:  /s/ Benjamin T. Downs
-----------------------------------
     Benjamin T. Downs,
     Attorney-in-Fact




                                         INDEX TO EXHIBIT
Exhibit No.                                 Description
-----------                                 -----------

    5                Opinion of Elliot J. Mark, Esq., Assistant General Counsel of the Company, with respect to the legality of the Securities being registered+
    10.1             Purchase Agreement dated as of April 25, 1996 between the Company and Lazard Freres
                     & Co. LLC.* (10.3)
    10.2             Indenture dated as of May 1, 1996 between the Company and The Bank of New York, as
                     Trustee.* (10.4)
    12               Computation of Ratio of Earnings to Fixed Charges
    23.1             Consent of Price Waterhouse LLP
    23.2             Consent of Elliot J. Mark, Esq. (included in Exhibit 5)+
    24               Power of Attorney (included in signature page)+
    25               Form T-1 Statement of Eligibility and Qualification of Bank of New York, as Trustee for
                      the Notes+

----------------
        * Incorporated by reference to the designated exhibit to the Company's Form 10-Q for the quarter ended June 30, 1996.

        + Previously filed.


